Exhibit 99.1

R1 RCM to Begin Trading on the Nasdaq Global Market

CHICAGO – March 20, 2018 – R1 RCM Inc. (“R1” or the “Company”) (NASDAQ: RCM), a leading provider of technology-enabled revenue cycle management services to healthcare providers, today announced it has received approval for its common shares to trade on the Nasdaq Global Market effective at market open on March 21, 2018.
R1 shares previously traded on the Nasdaq Capital Market. Requirements for the Nasdaq Global Market are more stringent than those for the Nasdaq Capital Market. Companies must satisfy certain financial, liquidity and corporate governance requirements to be approved for listing on the Nasdaq Global Market. The Company’s ticker, “RCM,” will remain unchanged.
“The transfer of our listing to the Nasdaq Global Market reflects the financial progress R1 has made over the past year,” said Joe Flanagan, president and CEO of R1. “We are pleased to be listed on the Nasdaq Global Market, which includes some of the world's most innovative companies.”
About R1 RCM
R1 is a leading provider of technology-enabled revenue cycle management services which transform a health system’s revenue cycle performance across settings of care. R1’s proven and scalable operating model, the R1 Performance Stack℠, seamlessly complements a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more visit: R1RCM.com

Contact:
R1 RCM Inc.

Investor Relations:
Atif Rahim
312-324-5476
investorrelations@r1rcm.com

Media Relations:
Natalie Joslin
678-585-1206
media@r1rcm.com